EXHIBIT 99.2


Date:       August 18, 2005
Contact:    Joe L. Powers, Executive Vice President
            P.O. Box 141000
            Nashville, TN  37214-1000
            Phone:  (615) 902-1300
            Fax:    (615) 883-6353
Website:    www.thomasnelson.com


                     THOMAS NELSON ANNOUNCES RE-ELECTION OF
                          DIRECTORS AND CASH DIVIDEND

NASHVILLE, TN, August 18, 2005.  At the Annual Shareholders' Meeting today,
Sam Moore, Chairman of the Board of Directors of Thomas Nelson, Inc.
(NYSE: TNM), announced that, in an earlier meeting, the Company's Board of Directors declared a quarterly cash dividend of $0.05 (five cents) per share for Common and Class B shares outstanding. The dividend is payable October 21, 2005 to shareholders of record at the close of business on October 7, 2005. This represents an indicated annual cash dividend of $0.20 (twenty cents) per share.

In other matters to come before the shareholders, the Company announced that the shareholders re-elected two members of the Board of Directors. Re-elected to serve additional three-year terms on the Board were Brownlee O. Currey, Jr. and W. Lipscomb Davis, Jr.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made here and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: softness in the general retail environment or in the markets for our products; the timing and acceptance of products being introduced to the market; the level of product returns experienced; the level of margins achievable in the marketplace; the collectibility of accounts receivable; the recoupment of royalty advances; the effects of acquisitions or dispositions; the financial condition of our customers and suppliers; the realization of inventory values at carrying amounts; our access to capital; the outcome of any Internal Revenue Service audits; and the realization of income tax and intangible assets. These conditions cannot be predicted reliably, and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).


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